Exhibit 99.1 Press Release For immediate release Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”) Announces Six Loan Originations Totaling $499.2 Million Contact: Beverly Khoo | 332-323-8029 | beverly.khoo@invesco.com DALLAS, May 14, 2024 – Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”), a perpetual life real estate investment trust (REIT) focused on private credit secured by real estate, announced today that it has closed six loan transactions year-to-date, totaling $499.2 million in committed loans for multifamily properties situated in well-performing submarkets. These transactions increase INCREF’s aggregate committed loans since inception to 16 loans totaling approximately $1.2 billion. “INCREF remains committed to originating loans that benefit borrowers and its portfolio alike,” said Bert Crouch, Chief Executive Officer of INCREF and Head of North America for Invesco Real Estate. “These transactions are a testament to Invesco’s relationship driven, bespoke approach to lending that focuses on institutional quality assets, well-known sponsors, and diversification across geographies and borrowers.” “As continuous participants in the market, we aim to be the steady hand throughout market cycles,” said Charlie Rose, President and Lead Portfolio Manager of INCREF and Global Head of Credit for Invesco Real Estate. “We are pleased to continue to scale our platform during this period of elevated interest rates with loans secured by assets in our highest conviction sectors and advanced at moderate leverage levels against property values which have reset significantly versus recent peak valuations.” INCREF closed on the following multifamily loans: • Two floating-rate senior loan facilities at $120.0 million and $150.0 million, for the acquisition and aggregation of a townhouse portfolio located throughout Brooklyn, NY. The two facilities closed in February with an initial acquisition of 103 units (22-property portfolio) and in May with an initial acquisition of 82 units (22- property portfolio), respectively. The luxury properties feature large, full-floor units with outdoor space at affordable price points. • $66.0 million floating-rate, cash-in refinance loan for the continued renovation of a multifamily portfolio consisting of thirteen properties located across Redondo Beach and Torrance, CA. The portfolio benefits from a diverse blend of top-rated public schools, retail, restaurants and recreational amenities, with the added perk of proximity to beach cities boasting 10-miles of beach access. • $61.5 million floating-rate, cash-neutral refinance loan secured by a newly-built, Class-A

Exhibit 99.1 mid-rise apartment community totaling 356 units located in Houston, TX. This property offers access to I-610, I-45, I-10, and I-69, providing residents convenient drive-times to several major employment centers, including Galleria and Texas Medical Center. • $56.6 million floating-rate senior loan for the refinance of a recently developed 150-unit active adult property featuring 1 to 2-bedroom floorplans located in Orange County, CA. The property is proximate to the beach and situated next to a golf club, providing access to recreational activities and dining options. • $45.0 million floating-rate senior loan for the acquisition and continued renovation of a six-property multifamily portfolio totaling 222-units located across three sought after Los Angeles neighborhoods. The portfolio offers convenient access to major employment nodes across the greater Los Angeles area, as well as a variety of retail, dining, entertainment, and recreational amenities. ### About INCREF Invesco Commercial Real Estate Finance Trust, Inc. is a monthly net asset value (NAV) non- listed real estate investment trust that originates, acquires, and manages a portfolio of loans secured by commercial real estate (and similar investments) primarily located in North America. INCREF is managed by Invesco Advisers, Inc. (the “Adviser”), a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. This does not constitute an offer or solicitation to buy or sell any securities. An offering can only be made by the applicable offering memorandum. About Invesco Real Estate Invesco Real Estate is a global real estate investment management business with $86.7 billion in real estate assets under management, 614 employees and 21 regional offices across the U.S., Europe and Asia as of December 31, 2023. Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. About Invesco Ltd. Invesco Ltd. (Ticker NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive, and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.66 trillion in assets on behalf of clients worldwide as of March 31, 2024. For more information, visit www.invesco.com